EXHIBIT 99.1

Xenith Bankshares, Inc. Reports Second Quarter and First Half 2015 Results

RICHMOND, Va., July 28, 2015 (GLOBE NEWSWIRE) -- Xenith Bankshares, Inc. (Nasdaq:XBKS), parent company of Xenith Bank, a business-focused bank serving the Greater Washington, D.C., Richmond, and Greater Hampton Roads, Virginia markets, today announced financial results for the three and six months ended June 30, 2015.

Xenith Bankshares reported net income of $823 thousand, or $0.06 per common share, in the second quarter of 2015 compared to a net loss of $205 thousand, or $(0.02) per common share, in the second quarter of 2014 and net income of $921 thousand, or $0.07 per common share, in the first quarter of 2015. Net income in the second quarter of 2014 included $428 thousand of pre-tax costs ($0.031 per common share, after tax) related to the merger with Colonial Virginia Bank ("CVB"), which was effective on June 30, 2014. Also, in the second quarter of 2014, the company incurred a $205 thousand fraud loss on an ACH transaction, of which $155 thousand was recovered through insurance in the fourth quarter of 2014.

The company reported $1.7 million of net income, or $0.13 per common share, for the six months ended June 30, 2015 compared to net income of $50 thousand, or $0.00 per common share, for the six months ended June 30, 2014. Net income in the 2014 period included $633 thousand of pre-tax merger-related costs ($0.061 per common share, after tax) and the previously-mentioned $205 thousand fraud loss.

T. Gaylon Layfield, III, President and Chief Executive Officer, commented: "The first half of 2015 represents our most profitable first half since inception. Over the last twelve months, we have increased net loans $95 million, or 14%, while our guaranteed student loan portfolio has declined $28 million, which was expected as we do not intend to pursue any additional purchases in this asset class in the foreseeable future. The growth of our commercial real estate portfolio has been particularly strong over this period, increasing nearly $75 million, or 31%. This growth has been concentrated in our Richmond and Greater Washington target markets. Over this period, commercial and industrial (C & I) owner-occupied loans have increased nearly $18 million, or 42%. The area that has been the biggest growth challenge over this period has been C&I lending. While our pipeline remains healthy, we have seen customers decide to abandon more anticipated financings than has been our normal experience. We have also seen a sharp increase in competition in the Richmond market over the last year. There are several new entrants to the Richmond market and while all bankers like to blame each other for irrational pricing and terms, we have simply chosen not to proceed with some opportunities where the returns were substantially below our required returns. In other cases we have declined opportunities for underwriting reasons. In the short term, it's difficult to say no to a credit-worthy borrower, however the banking business is best practiced when all stakeholders take a longer term view of the business and resist following the herd. Notwithstanding this challenging environment, based on what we currently have in our pipeline, we expect C&I growth to be stronger in the second half of this year. "

Second Quarter and First Half 2015 Highlights

  Income before income tax in the three months ended June 30, 2015 was $1.2 million compared to a pre-tax loss of $197 thousand in the same period of 2014 and pre-tax income of $1.3 million in the three months ended March 31, 2015. Pre-tax income in the 2014 period included CVB merger-related costs and a fraud loss, as noted above.
  Income before income tax for the six months ended June 30, 2015 was $2.5 million compared to $266 thousand in the same period of 2014. Pre-tax income in the 2014 period included CVB merger-related costs and a fraud loss, as noted above.
  Net interest income in the three months ended June 30, 2015 was $7.3 million compared to $5.7 million in the same period of 2014 and $7.3 million in the three months ended March 31, 2015. Accretion of acquired loan discounts in the three months ended June 30, 2015 was $359 thousand compared to $139 thousand in the same period of 2014 and $483 thousand in the three months ended March 31, 2015.
  Net loans were $761.1 million at June 30, 2015 compared to $744.6 million at December 31, 2014. Net loans at June 30, 2015 reflected an anticipated decline of $7.5 million in guaranteed student loan balances from December 31, 2014. Net loans at June 30, 2015 increased $94.9 million from June 30, 2014.
  Average interest-earning assets in the three and six months ended June 30, 2015 were $922.3 million and $899.4 million, respectively, an increase of 35% and 36% from the same periods of 2014, respectively. Average interest-earning assets in the 2015 periods included those the company acquired in the CVB merger.
  Total assets at June 30, 2015 were $993.1 million compared to $918.1 million at December 31, 2014. Total assets at June 30, 2015 increased $109.7 million from total assets at June 30, 2014.
  Total deposits at June 30, 2015 were $847.6 million compared to $772.9 million at December 31, 2014 and $757.2 million at June 30, 2014.
  Asset quality and coverage for loan and lease losses remained strong at June 30, 2015 with ratios of nonperforming assets to total assets of 0.81%, nonperforming assets to total loans of 1.04%, and allowance for loan and lease losses to nonaccrual loans of 100.01%.
  Net charge-offs as a percentage of average loans were 0.07% for the six months ended June 30, 2015 compared to 0.33% for the year ended December 31, 2014. Net charge-offs in the six-month period of 2015 and full-year 2014 were affected by the charge-off of the unguaranteed portion of guaranteed student loans.
  The company's combined capital strength was reflected in ratios that were well above regulatory standards for "well-capitalized" banks, with a Common Equity Tier 1 Capital Ratio of 10.11%, a Tier 1 Leverage Ratio of 8.86%, a Tier 1 Risk-Based Capital Ratio of 10.11%, and a Total Risk-Based Capital Ratio of 11.96% at June 30, 2015. Xenith Bank had a Common Equity Tier 1 Capital Ratio of 12.12%, a Tier 1 Leverage Ratio of 10.64%, a Tier 1 Risk-Based Capital Ratio of 12.12%, and a Total Risk-Based Capital Ratio of 12.98%. During the second quarter of 2015, the company issued and sold $8.5 million aggregate principal amount of its 6.75% subordinated notes due 2025, which qualify as Tier 2 Capital for the company. Substantially all of the proceeds from the borrowing were used to redeem 8,381 shares of preferred stock, which the company had issued and sold to the U.S. Treasury pursuant to the Small Business Lending Fund program.

Layfield commented: "We continue to be pleased with the growth of net interest income plus noninterest income relative to noninterest expense. Year over year, in the first half, net interest income increased 30% and noninterest income increased 42%. During this same period, noninterest expense increased 9.4%. Since inception, we have focused on the power of that income and expense relationship as we have worked to achieve scale to support the infrastructure necessary to safely and soundly execute our business model. Despite the headwinds of the last five and a half years since we opened for business, we have made steady progress, and we believe we are now in the early stages of demonstrating the earnings power of our model. While some volatility is unavoidable in quarter-to-quarter results, because for a bank our size, we deal with large customers both on the loan and deposit side of the balance sheet, we believe the positive trends are evident."

Operating Results

Second Quarter 2015 compared to Second Quarter 2014

Total interest income for the three months ended June 30, 2015 was $8.9 million compared to $6.7 million for the three months ended June 30, 2014. For the three-month period of 2015, total interest income reflected average interest-earning assets of $922.3 million compared to $682.7 million in interest-earning assets in the same period of 2014. Interest-earning assets in the 2015 period included those acquired in the CVB merger, which was effective June 30, 2014. Asset yields in the 2015 period were 3.89% compared to yields of 3.93% in the 2014 period. The decline in asset yields was primarily due to higher average cash balances and higher average balances of loans from the company's participation in a mortgage warehouse lending program, which have lower yields than other loan categories, partially offset by higher accretion from purchased loans and higher yields on the company's investment portfolio. Accretion from acquired loans increased to $359 thousand in the second quarter of 2015 from $139 thousand in the second quarter of 2014.

Total interest expense for the three months ended June 30, 2015 was $1.5 million compared to $961 thousand for the three months ended June 30, 2014. Average interest-bearing liabilities in the three-month period of 2015 increased to $716.9 million from $531.6 million in the same period of 2014. The cost of total liabilities increased to 0.85% in the 2015 period from 0.72% in the 2014 period. The higher cost of liabilities is primarily due to higher savings and money market deposit rates resulting from promotions offered by the company to fund loan growth and the costs related to the company's senior term loan ($11.6 million outstanding at June 30, 2015), a significant portion of which was contributed to Xenith Bank as Tier 1 capital.

Net interest margin in second quarter 2015 was 3.23% compared to 3.37% in second quarter 2014. Net interest margin excluding accretion was 3.08% in the second quarter of 2015, down from 3.29% in the second quarter of 2014.

Net interest income after provision for loan and lease losses was $6.6 million for the three months ended June 30, 2015 compared to $5.1 million in the same period of 2014. Net interest income after provision for loan and lease losses in the 2015 period reflected $700 thousand in loan and lease loss provision expense compared to $602 thousand of provision expense in the 2014 period. Higher provision expense in the 2015 period was the result of higher accretion of acquired loan discounts and increased reserves on several specific loans, partially offset by an improvement in certain qualitative factors applied to the company's allowance for loan and lease losses.

Total noninterest income was $411 thousand in the second quarter of 2015 compared to $262 thousand in the second quarter of 2014. Noninterest income in second quarter 2015 included higher service charges from treasury services, higher earnings from bank-owned life insurance and higher other fee income. Noninterest income related to treasury services increased over 13% in second quarter 2015 compared to second quarter 2014.

Noninterest expense in the second quarter of 2015 was $5.9 million compared to $5.6 million in the second quarter of 2014. Higher noninterest expense in the 2015 period was primarily due to the additional personnel, branch and processing costs added with the CVB merger, management incentive charges for which there were no comparable amounts in the 2014 period, and costs incurred by the company in connection with the ongoing re-negotiation of the company's core processing service contract. Noninterest expense in the second quarter of 2014 included $428 thousand of CVB merger-related costs.

First Half 2015 compared to First Half 2014

Total interest income for the six months ended June 30, 2015 and 2014 was $17.6 million and $13.0 million, respectively. For the first half of 2015, total interest income reflected average interest-earning assets of $899.4 million compared to $661.2 million in interest-earning assets in the first half of 2014. Average interest-earning assets in 2015 include assets acquired in the CVB merger. Asset yields were 3.95% in the first halves of both 2015 and 2014. Asset yields in the first half of 2015 were negatively affected by both higher average cash balances and higher average balances of mortgage warehouse loans, while yields in this same period were positively affected by higher accretion from acquired loans. Accretion from acquired loans increased to $842 thousand in the first half of 2015 from $278 thousand in the same period of 2014.

Total interest expense for the six months ended June 30, 2015 and 2014 was $3.0 million and $1.8 million, respectively. Average interest-bearing liabilities in the six-month period of 2015 increased to $707.0 million from $508.6 million in the 2014 period, which also reflected deposits acquired in the CVB merger. The cost of total liabilities was 0.85% and 0.72% in the 2015 and 2014 periods, respectively. The higher cost of liabilities is primarily due to higher savings and money market deposit rates resulting from promotions offered by the company to fund loan growth and the costs related to the company's senior term loan.

Net interest margin for the first half of 2015 was 3.29% compared to 3.39% for the first half of 2014. Net interest margin excluding accretion was 3.11% in the first half of 2015, down from 3.31% in the first half of 2014.

Net interest income after provision for loan and lease losses was $13.3 million for the six months ended June 30, 2015 compared to $10.4 million in the same period of 2014. Net interest income after provision for loan and lease losses in the 2015 period reflected $1.3 million in loan and lease provision expense compared to $830 thousand of provision expense in the 2014 period. Higher provision expense in the 2015 period was the result of higher accretion of acquired loan discounts and higher expected losses for several specific loans, partially offset by an improvement in certain qualitative factors applied to the company's allowance for loan and lease losses.

Total noninterest income was $823 thousand in the first half of 2015 compared to $580 thousand in the first half of 2014. Noninterest income in the 2015 period included higher service charges from treasury services, which increased 18%, higher earnings from bank-owned life insurance and higher other fee income.

Noninterest expense in the first half of 2015 was $11.7 million compared to $10.7 million in the same period of 2014. Noninterest expense in the 2014 period included $633 thousand of merger-related costs, while noninterest expense in the 2015 period included additional personnel, branch and processing costs added with the CVB merger, management incentive charges for which there were no comparable amounts in the 2014 period, and costs incurred by the company in connection with the ongoing re-negotiation of the company's core processing service contract.

Second Quarter 2015 compared to First Quarter 2015

Total interest income for the three months ended June 30, 2015 and March 31, 2015 was $8.9 million and $8.7 million, respectively. For the second quarter of 2015, total interest income reflected average interest-earning assets of $922.3 million compared to $876.3 million in interest-earning assets in the first quarter of 2015. Asset yields were 3.89% in the second three months of 2015 compared to yields of 4.05% in the first three months of 2015. Accretion from acquired loans decreased to $359 thousand in the second quarter of 2015 from $483 thousand in the first quarter of 2015.

Total interest expense for both the three months ended June 30, 2015 and March 31, 2015 was $1.5 million. Average interest-bearing liabilities in the second quarter of 2015 increased to $716.9 million from $696.9 million in the first quarter period. The cost of total liabilities was 0.85% in both the first and second quarter periods of 2015.

Net interest margin in second quarter 2015 was 3.23% compared to 3.38% in first quarter 2015. Net interest margin excluding accretion was 3.08% in the second quarter of 2015 compared to 3.15% in the first quarter of 2015.

Net interest income after provision for loan and lease losses was $6.6 million for the three months ended June 30, 2015 compared to $6.7 million in the three months ended March 31, 2015. Net interest income after provision in the second quarter of 2015 reflected $700 thousand in loan and lease loss provision, while net interest income after provision in the first quarter of 2015 included $565 thousand in provision expense. Higher provision expense in the second quarter of 2015 was the result of higher accretion of acquired loan discounts and increased reserves on several specific loans.

Total noninterest income was $411 thousand in the second quarter of 2015 compared to $412 thousand in the first quarter of 2015.

Noninterest expense in the second quarter of 2015 was $5.9 million compared to $5.8 million in the first quarter of 2015. Higher noninterest expense in the second quarter period was primarily due to costs incurred in the ongoing re-negotiation of the company's core processing service contract.

Balance Sheet

Loans after allowance for loan and lease losses grew to $761.1 million at June 30, 2015 from $744.6 million at December 31, 2014. Net loan balances at June 30, 2015 included $64.2 million of guaranteed student loans, a decrease of $7.5 million from December 31, 2014 and a decrease of $29.6 million since December 31, 2013, the first year the company invested in the asset class.

Securities available for sale were $95.0 million at June 30, 2015 compared to $64.3 million at December 31, 2014. Securities held to maturity were $9.3 million at June 30, 2015 and December 31, 2014. Total securities as a percentage of the company's total assets were 10.5% at June 30, 2015.

Total assets were $993.1 million at June 30, 2015 compared to $918.1 million at December 31, 2014.

Total deposits were $847.6 million at June 30, 2015 compared to $772.9 million at December 31, 2014.

Asset and Credit Quality

At June 30, 2015, the ratio of nonperforming assets to total assets was 0.81%, the ratio of nonperforming assets to total loans was 1.04%, and the ratio of the company's allowance for loan and lease losses (ALLL) to nonaccrual loans was 100.01%. Net charge-offs as a percentage of average loans were 0.07% for the six months ended June 30, 2015, which includes the charge-off of the unguaranteed portion of the company's guaranteed student loans that became greater than 120 days past due and have a high probability of default. The company's ALLL as a percentage of total loans was 0.89% at June 30, 2015, and this measure excluding guaranteed student loans was 0.97%.1 Provision for loan and lease losses on guaranteed student loans is calculated on that portion of carrying values that is not covered by the federal government guarantee. Additionally, the company does not record provision for loan and lease losses on loans held pursuant to the company's mortgage warehouse lending program. Loans pursuant to this program are made to mortgage originators that seek funding to facilitate the origination of residential mortgage loans for sale in the secondary market and are generally held for less than 30 days. ALLL plus remaining discounts (credit-related fair value adjustments) on acquired loans as a percentage of total loans was 1.56%1 as of June 30, 2015.

Capital and Shareholder Value Measures

The company's combined capital ratios remained well above regulatory standards for "well-capitalized" banks, with a Common Equity Tier 1 Capital Ratio of 10.11%, a Tier 1 Leverage Ratio of 8.86%, a Tier 1 Risk-Based Capital Ratio of 10.11%, and a Total Risk-Based Capital Ratio of 11.96% at June 30, 2015. Capital ratios for Xenith Bank were also strong, with a Common Equity Tier 1 Capital Ratio of 12.12%, a Tier 1 Leverage Ratio of 10.64%, a Tier 1 Risk-Based Capital Ratio of 12.12%, and a Total Risk-Based Capital Ratio of 12.98% at June 30, 2015.

Total shareholders' equity was $98.7 million at June 30, 2015 compared to $106.2 million at December 31, 2014. The decrease in equity was primarily the result of the redemption of 8,381 shares of preferred stock in the second quarter of 2015, which the company had issued and sold to the U.S. Treasury pursuant to the Small Business Lending Fund program, and an increase in accumulated comprehensive loss, partially offset by net income for the period. As previously noted, during the second quarter of 2015, the company issued and sold $8.5 million aggregate principal amount of its 6.75% subordinated notes due 2025, substantially all of the proceeds of which were used to fund the preferred stock redemption. These transactions had no effect on the bank regulatory capital of Xenith Bank. Tangible book value at June 30, 2015 was $6.371 per share of common stock compared to $6.321 at December 31, 2014. Return on average assets was 0.33% for second quarter 2015 compared to 0.39% for first quarter 2015. Return on average common equity was 3.32% for second quarter 2015 compared to 3.73% for first quarter 2015.

Outlook

Layfield commented further: "The first half of 2015 represents solid progress for Xenith. While we expect to continue to grow organically in a challenging environment, we will remain disciplined in both underwriting and pricing. We remain exceptionally asset-sensitive and poised for accelerated profitability when rates ultimately rise as the vast majority of our loans are variable rate. As I have stated before, in addition to organic growth, the second prong of our strategy is growth from mergers and acquisitions. We continue to examine and consider various ideas on ways to accelerate our path to greater scale to drive returns higher.

"Importantly, we remain impatient. While we have made progress, we are not yet generating the earnings necessary for 'top-tier' performance, the level to which we aspire. The business climate in which we operate today is characterized by a 'sluggish' economic recovery, low interest rate environment and hyper-competition. Striking the right balance between impatience and prudence at this point in the cycle is imperative. We believe that achieving this balance will ultimately separate the winners from the losers."

Profile

Xenith Bankshares, Inc. is the holding company for Xenith Bank. Xenith Bank is a full-service, locally-managed commercial bank, specifically targeting the banking needs of middle market and small businesses, local real estate developers and investors, private banking clients, and select retail banking clients. As of June 30, 2015, the company had total assets of $993.1 million, total deposits of $847.6 million, and total shareholders' equity of $98.7 million. Xenith Bank's target markets are Greater Washington, DC, Richmond, VA, and Greater Hampton Roads, VA metropolitan statistical areas. The company is headquartered in Richmond, Virginia and currently has eight branch locations in Tysons Corner, Richmond, Suffolk and Gloucester, Virginia and one loan production office in Yorktown, Virginia. Xenith Bankshares common stock trades on the NASDAQ Capital Market under the symbol "XBKS."

For more information about Xenith Bankshares and Xenith Bank, visit our website: https://www.xenithbank.com/

Forward-Looking Statements

All statements other than statements of historical facts contained in this press release are forward-looking statements. Forward-looking statements made in this press release reflect beliefs, assumptions and expectations of future events or results, taking into account the information currently available to Xenith Bankshares, Inc. These beliefs, assumptions and expectations may change as a result of many possible events, circumstances or factors, not all of which are currently known to Xenith Bankshares. If a change occurs, Xenith Bankshares' business, financial condition, liquidity, results of operations and prospects may vary materially from those expressed in, or implied by, the forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by these forward-looking statements include the risks discussed in Xenith Bankshares' public filings with the Securities and Exchange Commission (SEC), including those outlined in Part I, Item 1A, "Risk Factors" of Xenith Bankshares' Annual Report on Form 10-K for the year ended December 31, 2014 that was filed with the SEC on March 6, 2015. Except as required by applicable law or regulations, Xenith Bankshares does not undertake, and specifically disclaims any obligation, to update or revise any forward-looking statement.

1 Please see the discussion of non-GAAP financial measures at the end of the financial tables.

-Selected Financial Tables Follow-

XENITH BANKSHARES, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
AS OF JUNE 30, 2015 AND DECEMBER 31, 2014

	(Unaudited)
(in thousands, except share data)	June 30, 2015	December 31, 2014
Assets
Cash and cash equivalents
Cash and due from banks	$ 51,319	$ 34,666
Federal funds sold	8,943	4,533
Total cash and cash equivalents	60,262	39,199
Securities available for sale, at fair value	95,048	64,341
Securities held to maturity, at amortized cost (fair value: 2015 - $9,727; 2014 - $9,683)	9,274	9,279
Loans, net of allowance for loan and lease losses, 2015 - $6,849; 2014 - $6,247	761,140	744,626
Premises and equipment, net	7,800	8,010
Other real estate owned, net	1,169	1,140
Goodwill and other intangible assets, net	15,915	16,143
Accrued interest receivable	4,400	3,498
Deferred tax asset	7,233	6,343
Bank owned life insurance	19,326	14,106
Other assets	11,506	11,367
Total assets	$ 993,073	$ 918,052
Liabilities and Shareholders' Equity
Deposits
Demand and money market	$ 510,606	$ 465,253
Savings	10,214	10,108
Time	326,785	297,550
Total deposits	847,605	772,911
Accrued interest payable	285	276
Borrowed funds	39,889	32,000
Supplemental executive retirement plan	2,266	2,295
Other liabilities	4,313	4,349
Total liabilities	894,358	811,831
Shareholders' equity
Preferred stock, $1.00 par value, $1,000 liquidation value, 25,000,000 shares authorized as of June 30, 2015 and December 31, 2014; no shares issued and outstanding as of June 30, 2015 and 8,381 shares issued and outstanding as of December 31, 2014	--	8,381
Common stock, $1.00 par value, 100,000,000 shares authorized as of June 30, 2015 and December 31, 2014; 12,997,967 shares issued and outstanding as of June 30, 2015 and 12,929,834 shares issued and outstanding as of December 31, 2014	12,998	12,930
Additional paid-in capital	86,359	86,016
Retained earnings (accumulated deficit)	1,142	(560)
Accumulated other comprehensive loss, net of tax	(1,784)	(546)
Total shareholders' equity	98,715	106,221
Total liabilities and shareholders' equity	$ 993,073	$ 918,052

XENITH BANKSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE MONTHS ENDED JUNE 30, 2015 AND 2014
(Unaudited)

(in thousands, except per share data)	June 30, 2015	June 30, 2014
Interest income
Interest and fees on loans	$ 8,162	$ 6,287
Interest on securities	562	356
Interest on federal funds sold and deposits in other banks	132	67
Total interest income	8,856	6,710
Interest expense
Interest on deposits	825	513
Interest on time certificates of $100,000 and over	470	351
Interest on federal funds purchased and borrowed funds	220	97
Total interest expense	1,515	961
Net interest income	7,341	5,749
Provision for loan and lease losses	700	602
Net interest income after provision for loan and lease losses	6,641	5,147
Noninterest income
Service charges on deposit accounts	145	128
Gain on sales of securities	14	22
Bargain purchase gain	--	32
Increase in cash surrender value of bank owned life insurance	122	77
Other	130	3
Total noninterest income	411	262
Noninterest expense
Compensation and benefits	3,205	2,784
Occupancy	383	366
FDIC insurance	180	126
Bank franchise taxes	246	191
Technology and data processing	637	558
Communications	98	79
Insurance	93	72
Professional fees	337	492
Amortization of intangible assets	115	91
Guaranteed student loan servicing	104	168
Other	495	679
Total noninterest expense	5,893	5,606
Income (loss) before income tax	1,159	(197)
Income tax expense	336	8
Net income (loss)	823	(205)
Preferred stock dividend	(21)	(21)
Net income (loss) available to common shareholders	$ 802	$ (226)
Earnings (loss) per common share (basic and diluted):	$ 0.06	$ (0.02)

XENITH BANKSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
FOR THE SIX MONTHS ENDED JUNE 30, 2015 AND 2014
(Unaudited)

(in thousands, except per share data)	June 30, 2015	June 30, 2014
Interest income
Interest and fees on loans	$ 16,369	$ 12,181
Interest on securities	1,008	727
Interest on federal funds sold and deposits in other banks	218	134
Total interest income	17,595	13,042
Interest expense
Interest on deposits	1,653	992
Interest on time certificates of $100,000 and over	908	640
Interest on federal funds purchased and borrowed funds	430	196
Total interest expense	2,991	1,828
Net interest income	14,604	11,214
Provision for loan and lease losses	1,265	830
Net interest income after provision for loan and lease losses	13,339	10,384
Noninterest income
Service charges on deposit accounts	308	262
Net loss on sale and write-down of other real estate owned	--	(39)
Gain on sales of securities	81	22
Bargain purchase gain	--	32
Increase in cash surrender value of bank owned life insurance	219	160
Other	215	143
Total noninterest income	823	580
Noninterest expense
Compensation and benefits	6,487	5,607
Occupancy	801	720
FDIC insurance	357	240
Bank franchise taxes	492	381
Technology and data processing	1,172	962
Communications	200	156
Insurance	186	144
Professional fees	612	909
Amortization of intangible assets	229	182
Guaranteed student loan servicing	227	323
Other	942	1,074
Total noninterest expense	11,705	10,698
Income before income tax	2,457	266
Income tax expense	713	216
Net income	1,744	50
Preferred stock dividend	(42)	(42)
Net income available to common shareholders	$ 1,702	$ 8
Earnings per common share (basic and diluted):	$ 0.13	$ 0.00

CONSOLIDATED FINANCIAL HIGHLIGHTS (Unaudited)
($ in thousands, except per share data)
PERFORMANCE RATIOS
	Quarter Ended					Year Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2015	2015	2014	2014	2014	2014
Net interest margin (1)	3.23%	3.38%	3.35%	3.90%	3.37%	3.52%
Return on average assets (2)	0.33%	0.39%	0.25%	0.29%	-0.11%	0.16%
Return on average common equity (3)	3.32%	3.73%	2.34%	2.86%	-1.01%	1.46%
Efficiency ratio (4)	76%	76%	80%	70%	93%	81%
Net income (loss)	$ 823	921	575	657	(205)	1,282
Earnings (loss) per common share (basic and diluted)	$ 0.06	0.07	0.04	0.05	(0.02)	0.10
______________________________
(1) Net interest margin is net interest income divided by average interest-earning assets.
(2) Return on average assets is net income for the respective period (annualized for quarter periods) divided by average assets for the respective period.
(3) Return on average common equity is net income for the respective period (annualized for quarter periods) divided by average common equity for the respective period.
(4) Efficiency ratio is noninterest expense divided by the sum of net interest income and noninterest income.

ASSET QUALITY RATIOS	Quarter Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2015	2015	2014	2014	2014
Net charge-offs as a percentage of average loans	0.07%	0.04%	0.33%	0.32%	0.01%
Allowance for loan and lease losses (ALLL) as a percentage of loans (1)	0.89%	0.85%	0.83%	0.75%	0.89%
ALLL as a percentage of loans excluding guaranteed student loans (2)	0.97%	0.92%	0.90%	0.84%	0.91%
ALLL plus remaining discounts (credit-related fair value adjustments) on acquired loans as a percentage of gross loans (3)	1.56%	1.58%	1.63%	1.60%	2.01%
ALLL to nonaccrual loans (1)	100.01%	82.78%	84.68%	80.37%	84.41%
Nonperforming assets as a percentage of loans	1.04%	1.18%	1.13%	1.10%	1.25%
Nonperforming assets as a percentage of total assets	0.81%	0.90%	0.93%	0.90%	0.95%
Troubled debt restructurings	$ 7,387	5,031	5,033	2,434	3,393
______________________________
(1) ALLL excludes discounts (fair value adjustments) on acquired loans.
(2) Ratio is a non-GAAP financial measure calculated as ALLL, excluding the portion of ALLL attributable to guaranteed student loans, divided by gross loans excluding guaranteed student loans. See discussion of non-GAAP financial measures below.
(3) Ratio is a non-GAAP financial measure calculated as the sum of ALLL and discounts (credit-related fair value adjustments) on acquired loans divided by the sum of gross loans and discounts on loans. See discussion of non-GAAP financial measures below.

CAPITAL RATIOS	Quarter Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2015	2015	2014	2014	2014
Common Equity Tier 1 capital ratio - Consolidated	10.11%	10.23%	N/A	N/A	N/A
Common Equity Tier 1 capital ratio - Bank only	12.12%	11.34%	N/A	N/A	N/A
Tier 1 leverage ratio - Consolidated	8.86%	10.11%	9.34%	9.69%	11.27%
Tier 1 leverage ratio - Bank only	10.64%	11.04%	10.30%	10.68%	11.20%
Tier 1 risk-based capital ratio - Consolidated	10.11%	11.23%	11.00%	11.31%	11.86%
Tier 1 risk-based capital ratio - Bank only	12.12%	12.24%	12.15%	12.47%	11.80%
Total risk-based capital ratio - Consolidated	11.96%	12.00%	11.85%	12.11%	12.81%
Total risk-based capital ratio - Bank only	12.98%	13.02%	13.00%	13.27%	12.75%
Book value per common share (1)	$ 7.59	7.60	7.57	7.53	7.57
Tangible book value per common share (2)	$ 6.37	6.37	6.32	6.27	6.21
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(1) Book value per common share is total shareholders' equity less preferred stock divided by common shares outstanding at the end of the respective period.
(2) Tangible book value per common share is a non-GAAP financial measure calculated as total shareholders' equity less the sum of preferred stock and goodwill and other intangible assets divided by common shares outstanding at the end of the respective period. See discussion of non-GAAP financial measures below.

AVERAGE BALANCES (1)	Quarter Ended					Year Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2015	2015	2014	2014	2014	2014
Total assets	$ 989,210	940,892	938,765	900,537	726,978	813,525
Average interest-earning assets	$ 922,313	876,328	868,236	833,414	682,684	756,810
Loans, net of allowance for loan and lease losses	$ 749,294	743,829	735,427	697,652	579,706	639,749
Total deposits	$ 841,630	794,197	792,481	771,806	610,797	685,500
Shareholders' equity	$ 107,484	107,044	106,583	100,334	89,469	96,318
Common shareholders' equity	$ 99,195	98,663	98,202	91,953	81,088	87,937
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(1) Average balances are computed on a daily basis.

END OF PERIOD BALANCES	Quarter Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2015	2015	2014	2014	2014
Total assets	$ 993,073	992,737	918,052	910,162	883,383
Loans, net of allowance for loan and lease losses	$ 761,140	750,957	744,626	738,809	666,221
Total deposits	$ 847,605	843,399	772,911	766,524	757,211
Shareholders' equity	$ 98,715	107,096	106,221	105,684	99,441
Common shareholders' equity	$ 98,715	98,715	97,840	97,303	91,060

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
	Quarter Ended					Year Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
Earnings per share effect of merger-related costs	2015	2015	2014	2014	2014	2014
Net income (loss) available to common shareholders	$ 802	900	554	636	(226)	1,198
Add: merger-related costs, net of tax (1)	$ --	--	49	374	282	842
Net income available to common shareholders excluding merger-related costs	$ 802	900	603	1,010	56	2,040
Weighted average shares outstanding, basic	13,130	13,082	13,011	12,124	10,498	11,535
Weighted average shares outstanding, diluted	13,306	13,268	13,211	12,311	10,630	11,695
Earnings per common share excluding merger-related costs (basic)	$ 0.06	0.07	0.05	0.08	0.01	0.18
Earnings per common share excluding merger-related costs (diluted)	$ 0.06	0.07	0.05	0.08	0.01	0.17
Earnings (loss) per common share (basic and diluted)	$ 0.06	0.07	0.04	0.05	(0.02)	0.10
Earnings per common share effect of merger-related costs (basic)	N/A	N/A	0.01	0.03	0.03	0.08
Earnings per common share effect of merger-related costs (diluted)	N/A	N/A	0.01	0.03	0.03	0.07
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(1) 34% statutory tax rate which approximates the company's effective rate in 2014 excluding non-deductible merger-related costs.

	Quarter Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2015	2015	2014	2014	2014
ALLL as a % of Loans excluding guaranteed student loans
Allowance for loan and lease losses	$ 6,849	6,443	6,247	5,569	6,016
Deduct: ALLL attributable to guaranteed student loans	49	71	105	54	737
ALLL excluding amount attributable to guaranteed student loans	6,800	6,372	6,142	5,515	5,279
Gross loans	$ 767,989	757,400	750,873	744,378	672,237
Deduct: Guaranteed student loans	64,236	67,977	71,780	89,956	92,435
Gross loans, excluding guaranteed student loans	703,753	689,423	679,093	654,422	579,802
ALLL as a percentage of gross loans, excluding guaranteed student loans	0.97%	0.92%	0.90%	0.84%	0.91%

ALLL + Discount / Gross Loans
Allowance for loan and lease losses	$ 6,849	6,443	6,247	5,569	6,016
Add: Discounts (credit-related fair value adjustments) on acquired loans	5,207	5,606	6,058	6,465	7,629
Total ALLL + discounts on acquired loans	12,056	12,049	12,305	12,034	13,645
Gross loans + discounts (credit-related fair value adjustments) on acquired loans	773,196	763,006	756,931	750,843	679,866
ALLL plus discounts (credit-related fair value adjustments) on acquired loans as a percentage of gross loans	1.56%	1.58%	1.63%	1.60%	2.01%

Tangible book value per common share
Total shareholders' equity	$ 98,715	107,096	106,221	105,684	99,441
Deduct: Preferred stock	--	8,381	8,381	8,381	8,381
Common shareholders' equity	98,715	98,715	97,840	97,303	91,060
Deduct: Goodwill and other intangible assets, net	15,916	16,029	16,143	16,258	16,372
Tangible common shareholders' equity	82,799	82,686	81,697	81,045	74,688
Common shares outstanding	12,998	12,990	12,930	12,924	12,035
Tangible book value per common share	$ 6.37	6.37	6.32	6.27	6.21
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Allowance for loan and lease losses (ALLL) as a percentage of gross loans excluding guaranteed student loans, ALLL plus discounts on acquired loans as a percentage of gross loans, and tangible book value per share are supplemental financial measures that are not required by, or presented in accordance with, U.S. GAAP. Management believes that ALLL as a percentage of gross loans excluding guaranteed student loans, and ALLL plus discounts on acquired loans as a percentage of gross loans are meaningful because they are two measures management uses to assess asset quality. Management believes that tangible book value per common share is meaningful because it is one of the measures management uses to assess capital adequacy. Set forth above are reconciliations of each of these non-GAAP financial measures calculated and reported in accordance with GAAP. Book value is the same as shareholders' equity presented on consolidated balance sheets. Calculations of these non-GAAP financial measures may not be comparable to the calculation of similarly titled measures reported by other companies.
CONTACT: Thomas W. Osgood
         Executive Vice President, Chief Financial Officer,
         Chief Administrative Officer and Treasurer
         (804) 433-2209
         tosgood@xenithbank.com